EXHIBIT 10.16

AGREEMENT
SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFITS
(As amended through February 26, 2009)

          This Agreement is made and entered into by and between David S. Hickman (the "Employee"), and United Bank & Trust with its principal office in Tecumseh, Michigan (the "Employer").

ARTICLE I
Recitals

          The Employer, in recognition of the Employee's valuable services and considerable knowledge and experience relating to its business and operations, desires to provide the Employee additional compensation in the event of termination of employment with the Employer, in order to achieve an overall targeted level of retirement benefits. In consideration of the foregoing, and for other good and valuable consideration, the Employee and the Employer hereby enter into this Agreement and agree to be bound by its terms and conditions.

ARTICLE II
Definitions

          2.1   Beneficiary. "Beneficiary" means the person(s) designated in writing by the Employee to the Employer to receive any Supplemental Retirement Benefits that may be payable hereunder after the Employee's death.

          2.2   Commencement Date. "Commencement Date" means the date selected by the Employee pursuant to Section 3.02 for payment of Supplemental Retirement Benefits to begin under this Agreement. The Commencement Date shall be the first day of a month, and shall not be earlier than the Termination Date.

          2.3   Disability. "Disability" means the Employee is unable to perform any substantially gainful activity by reason of any medically determinable physical or mental impairment that is expected to last for more than twelve (12) months or result in death.

          2.4   Effective Date. "Effective Date" shall mean the effective date of this Agreement, which shall be January 1, 2000.

          2.5   Hours of Service. "Hours of Service" means each hour that the Employee performs services for the Employer, and for which the Employee is paid, or is entitled to payment from the Employer.

          2.6   Monthly Retirement Benefit. "Monthly Retirement Benefit" shall equal $848, multiplied by the number of Years of Service of the Employee from the Effective Date of the Agreement through December 31, 2005. The Monthly Retirement Benefit earned under this Agreement shall be 100% vested at all times.

          2.7   Qualifying Termination. "Qualifying Termination" means, termination of the Employee's employment with the Employer by reason of the Employee's Separation from Service, death or Disability.

          2.8   Separation from Service. "Separation from Service", only for benefits earned and vested after December 31, 2004, shall have the same meaning given to that term under Treas. Reg. §§ 1.409A-1(h) and shall be determined in the same manner.

          2.9   Supplemental Retirement Benefits. "Supplemental Retirement Benefits" means benefits payable by the Employer to the Employee pursuant to this Agreement in the form of an Annuity, or as a Single Sum Settlement.

          2.10   Termination Date. "Termination Date" means the date and time at which the Employee's employment with the Employer terminates by reason of a Qualifying Termination.

          2.11   Years of Service. "Years of Service" means each calendar year, starting with the Effective Date of this agreement, in which the Employee works at least 1,000 Hours of Service for the Employer.

ARTICLE III
Supplemental Retirement Benefits

          3.1   Annuity Benefits. Subject to the Employee's election to receive an alternate form of benefit set forth in Section 3.04, upon a Qualifying Termination, the Employee shall be entitled to receive from the Employer the Monthly Retirement Benefit, payable as an Annuity for 240 equal monthly payments. Payment of the Annuity benefits shall begin on the Commencement Date and shall continue to be paid on the first day of each month for a total of 240 monthly payments.

          3.2   Selection of Commencement Date. The Employee's selection of the date on which payment of the Annuity shall commence (or the alternate form of benefit selected under Section 3.04) shall be in writing, signed by the Employee, and delivered to the Employer prior to the Commencement Date of benefits under this Agreement. A distribution of Supplemental Retirement Benefits, to the extent applicable to benefits which accrue after December 31, 2004, will not be made until at least six months after separation from service (or until death, if earlier)) if the Employee is a Specified Employee. A " Specified Employee" is a an employee who: (a) own more than 5% of the stock of the Employer; (b) owns more than 1% of the stock of the Employer and has compensation from the Employer in excess of $150,000 a year; or (c) is an officer of the Employer under rules promulgated by the Internal Revenue Service under IRC §416 having compensation in excess of $130,000 a year (indexed in accordance with rules promulgated by the Internal Revenue Service under IRC §416).

Absent an election in writing to the Employer by the Employee, the Supplemental Retirement Benefits will begin on the first day of a month following the:

(a)	The Termination Date; and,

(b)	With respect to Supplemental Retirement Benefits which accrue after December 31, 2004, six months after the Termination Date if the relevant Employee is a Specified Employee,

(collectively, the "Default Commencement Dates", and singly, the "Default Commencement Date").

With respect to Supplemental Retirement Benefits which accrue after December 31, 2004, the Employee's election of a Commencement Date other than the Default Commencement Date may not take effect until at least 12 months after the date on which the election is made and may not be made less than 12 months prior to the Default Commencement Date.

          3.3   Reduction for Early or Late Commencement Date. If the Commencement Date occurs prior to or after the Employee's attainment of age 65, the amount of the Monthly Retirement Benefit payable as an Annuity shall be adjusted as follows:

(a)	The Monthly Retirement Benefit shall be reduced by 1/180th of such amount for each month that the Commencement Date precedes attainment of age 65;

(b)	The Monthly Retirement Benefit shall be increased by 1/180th of such amount for each month that the Commencement Date follows attainment of age 65.

          3.4   Optional Form of Benefit. In lieu of receiving the Monthly Retirement Benefits as an Annuity, the Employee may elect to receive benefits under this Agreement as a single sum payment ("Single Sum Settlement") in an amount that is actuarially equivalent to the Annuity payments that would have been received absent his election to receive a Single Sum Settlement. The actuarial equivalence of the Single Sum Settlement shall be determined using the Pension Benefit Guaranty Corporation (PBGC) Rate in effect for immediate annuities at the time the benefit payments are to commence.

          3.5   Election of Optional Benefit Forms. If the Employee wishes receive a Single Sum Settlement in lieu of Annuity payments, the Employee must make an election in writing on a form provided by the Employer, and deliver the signed election to the Employer prior to (or coincident with) the execution of this Agreement.

          3.6   Payments After Employee's Death. If the Employee dies before receiving all benefits the Employee is entitled to under this Agreement, the Employer shall make payment of any such remaining benefits to the Employee's Beneficiary. Absent a valid Beneficiary designation, the Employer shall make such payments to the Employee's surviving spouse or, in the absence of a surviving spouse, to the Employee's estate.

ARTICLE IV
Miscellaneous

          4.1   Succession. This Agreement shall inure to the benefit of and be binding upon the legal representatives, successors and assigns of the Employee and the Employer. The Employer shall assign this Agreement to any person that succeeds to all or substantially all of its business and assets by merger, consolidation, sale of assets or otherwise, and with which the Employee accepts employment, and shall obtain the assumption hereof by such successor. In such event, all references herein to the Employer shall be deemed and construed to be references to such successor, provided, however, that such assignment and assumption shall not reduce or affect any of the obligations of the assignor hereunder, which obligations shall continue in full force and effect as the obligations of a principal and not as the obligations of a surety to the same extent as though no assignment had been made.

          4.2   Legal Expenses. In the event that the Employee or his successors institute any legal action to enforce their rights under, or to recover damages for breach of, this Agreement, the Employee or his successors, if the prevailing party, shall be entitled to recover from the Employer actual expenses (including attorneys' fees) incurred in connection with such legal action.

          4.3   Amendment or Modification. No provision hereof may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing signed by the Employee and the Employer.

          4.4   Severability. In the event that any provision or portion hereof is determined to be invalid or unenforceable for any reason, the remaining provisions and portions hereof shall be unaffected and shall remain in full force and effect to the fullest extent permitted by law; provided, however, that if the remaining provisions and portions hereof are so essentially and inseparably connected, and so dependent upon, the provision or portion declared invalid that they are incomplete and incapable of being given effect without such provision or portion, then this entire Agreement shall be deemed to be invalid and unenforceable.

          4.5   No Employee Interest or Trust. Neither anything contained herein nor any action taken pursuant to the provisions hereof shall create or be construed to create an interest of the Employee in any insurance or annuity policy purchased and owned by the Employer for the purpose of paying the retirement benefits payable hereunder, and neither anything contained herein nor any such action shall create or be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Employee, his beneficiary or any other person. Any funds that may be set aside or invested by the Employer for the purpose of paying the benefits hereunder shall continue for all purposes to be a part of the general funds of the Employer, and no person other than the Employer shall, by virtue of the provisions hereof, have any interest in such funds. To the extent that any person acquires a right to receive payments from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

          4.6   Other Benefits. Nothing contained herein shall be deemed to exclude the Employee from any supplemental compensation, bonus, pension, insurance, severance pay or other benefit to which he might otherwise be or become entitled as an employee of the Employer.

          4.7   Governing Law. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof, and shall be governed by the laws of the State of Michigan.

IN WITNESS WHEREOF, the Employer and Employee have executed this Agreement on this ________ day of ___________, 2000.

EMPLOYER:

United Bank & Trust

By:

Attest:

EMPLOYEE:

David S. Hickman

By:

Attest: